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                                                                   EXHIBIT 10.25

                               SUPPLY AGREEMENT
                               ----------------

     THIS SUPPLY AGREEMENT ("Agreement") is made and entered into this 3rd day of March, 1998, by and between E-Tek Dynamics, Inc., a California corporation ("E-Tek"), and Walsin Lihwa Corporation ("Walsin").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Walsin is a leading manufacturer of wire and cable in Taiwan, with strong distribution channels throughout Asia; and,

     WHEREAS, E-Tek manufactures fiber optic components and equipment for the telecommunications and CATV industries, and engages in related R&D; and,

     WHEREAS, the parties wish to form a joint venture whereby a third party Taiwanese company, limited by shares ("JV"), would be created to, among other things: (i) develop, manufacture and distribute certain fiber optic products; and, (ii) assume all rights and obligations of Walsin under this Agreement; and,

     WHEREAS, in contemplation of forming JV, the parties have entered into a December 17, 1997 Technical Licensing Agreement ("Licensing Agreement") whereby JV shall assume all rights and obligations of Walsin as licensee thereunder.

     WHEREAS, the parties wish to create a relationship whereby E-Tek shall purchase from JV (as successor to Walsin) certain of JV's products on the terms and conditions set forth below.

     NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T
                               - - - - - - - - -

     1.   Supply Orders.
          --------------

          a. "Supply(ies)" as used herein shall refer to any and all fiber optic products described in Exhibit A hereto, and to any and all other items, that are manufactured by Walsin and hereafter ordered by and sold to E-Tek pursuant to the terms hereof.

          b. During the term of this Agreement, E-Tek shall provide Walsin monthly with forecasts setting forth the quantity and types of Supplies E-Tek anticipates it will consume during a rolling twelve-month period. These forecasts will be estimates only, and will not constitute purchase commitments, except that the quantity of Supplies on any such forecast planned for delivery within the applicable manufacturing lead time shall be considered firm purchase obligations. Otherwise, obligations of E-Tek to purchase Supplies will be established only through purchase orders ("Orders").

          c. Throughout the term of this Agreement, E-Tek shall periodically submit Orders to Walsin for the proposed sale and purchase of certain Supplies; provided, that nothing herein shall obligate E-Tek to order any Supplies. Each Order shall specify the type(s) and quantity(ies) of

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requested Supplies, along with the applicable specifications, and the delivery date(s) and destination point(s) thereof. An Order may also provide that the E-Tek name and logo shall be marked on such ordered Supplies. The terms and conditions of this Agreement shall be incorporated into each and every Order. In the event of any conflict, differences or inconsistencies between the terms and conditions of this Agreement and those of any order, quotation, acknowledgment or any other related document, the terms and conditions of this Agreement shall govern.

          d. No Order shall bind Walsin unless hereafter accepted by Walsin; provided, that Walsin shall not unreasonably withhold any such acceptance. Any acceptance or rejection by Walsin of any Order shall be communicated to E-Tek within five business days of Walsin's receipt of such Order; otherwise, such Order shall be deemed fully accepted by Walsin.

          e. Walsin shall use reasonable commercial efforts to promptly pass all E-Tek qualification tests for Supplies, and to thereafter produce as many Supplies as it is capable of manufacturing. Walsin hereby grants to E-Tek a right of first refusal over any and all other entities (including Walsin) with respect to Walsin's capacity to manufacture products and fill purchase orders. E-Tek shall be entitled to exercise such right, if at all, upon its submission to Walsin of every other monthly forecast, but in no event more than six times per year, measured from the date E-Tek first exercises such right hereunder. Should E-Tek ever fail to exercise its first-refusal rights, then Walsin's exclusive remedy shall be the right to make such uses of its products and manufacturing capacity as Walsin sees fit.

          f. Walsin shall continue to produce the Supplies and make the same available for sale to E-Tek for at least twelve months from the date Walsin passes the respective qualification tests. Thereafter, Walsin must provide E-Tek with at least six months' prior written notice before unilaterally discontinuing or reducing the production, and/or sale to E-Tek, of any Supplies.

     2.   Prices.
          -------

          a. The prices for the Supplies shall be subject to good faith negotiations and agreement between the parties, and shall be reviewed semiannually. Walsin shall use reasonable commercial efforts to continually reduce the unit pricing and discount pricing of the Supplies.

          b. E-Tek shall be allowed the full benefit of any and all lower prices contained in any other agreement that may hereafter be entered into by Walsin for the sale of Supplies to similar customers in similar quantities as provided hereunder. Walsin shall notify E-Tek immediately of any such lower prices, and shall make the same available to E-Tek for as long as such prices are made available to such other similar customers.

          c. E-Tek agrees to pay for all state and local sales and use taxes imposed by the sale to E-Tek of the Supplies. Wherever applicable, such liabilities may be added to the invoice as a separate charge or invoiced separately. E-Tek shall, upon written request of Walsin, provide applicable sales tax exemption certificates.

     3.  Payment. Original invoices shall be issued by Walsin to E-Tek upon
         -------
delivery of the underlying Supplies. E-Tek shall pay the full amount stated thereon within thirty days net in United States dollars. Notwithstanding the foregoing, in the event E-Tek in good faith disputes the contents of any invoice received from Walsin, E-Tek shall promptly notify Walsin of the same and submit a

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detailed statement of its position, along with any supporting documentation.
Payment on any disputed invoice, or applicable portion thereof, shall be deferred until such dispute is resolved.

     4.   Delivery; Acceptance.
          ---------------------

          a. Delivery of Supplies shall be C.I.F. E-Tek's premises to a carrier selected by Walsin. Title to the Supplies shall pass to E-Tek upon delivery to E-Tek's premises. Walsin is responsible for, and assumes all risk of loss of or damage to, the Supplies, from any cause, until delivery to E-Tek's premises.

          b. Deliveries are to be made both in the quantities and at the times specified in the underlying Order. All Supplies shall be free from any third party liens or encumbrances, and E-Tek shall receive good and marketable title at the time of delivery.

          c. Upon receipt of any Supplies hereunder, E-Tek shall promptly inspect the same. Within thirty days of such receipt, E-Tek shall provide written notice to Walsin as to whether it accepts or rejects such Supplies in whole or in part. No Supplies shall be rejected by E-Tek unreasonably.

          d. E-Tek may, without penalty, extend the scheduled delivery date of any Order (and, hence, the corresponding invoice) for a period of up to thirty additional days; provided, that E-Tek shall have notified Walsin in writing of such extension no later than fifteen days prior to the original scheduled delivery date.

     5.   Configuration Control.
          ----------------------

          a. For purposes of this section, "Modify" shall mean to change, alter, enhance, upgrade or revise. "Modification" shall refer to the change, alteration, enhancement, upgrade or revision.

          b. Walsin shall not Modify the specifications of any Supply without the prior written approval of E-Tek.

          c. E-Tek may request from time to time that Walsin Modify the specifications of any Supply. If the implementation of any such Modification would increase Walsin's obligations hereunder, then Walsin and E-Tek shall in good faith agree on terms under which Walsin would incorporate the same.

     6.   Term and Termination.
          ---------------------

          a. The initial term of this Agreement shall commence as of the date hereof, and shall continue until December 31, 2002. This Agreement may thereafter be renewed for successive periods of one year each upon the written consent of the parties consummated at least thirty (30) days prior to the expiration of the then-current period.

          b. Notwithstanding the foregoing, this Agreement shall be terminable or terminate, as the case may be, prior to the expiration of the initial period or any renewals thereof, if and when any of the following events occurs:

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          i.  Either party may terminate this Agreement upon written notice to the other party if such other party breaches any material term or condition of this Agreement and fails to cure the same within sixty (60) days of receipt of written notice by the nonbreaching party specifying such breach.

          ii. Either party may terminate this Agreement by written notice upon any party's cessation of business, election to dissolve, dissolution, insolvency, inability to pay debts as they become due, general assignment for the benefit of creditors, or, upon the filing of any bankruptcy petition, whether voluntary or involuntary, on behalf of any such party.

     7.   Patent Warranty and Indemnity.
          -----------------------------

          a. Walsin warrants that the sale, use, manufacture, integration and/or lease of the Supplies shall not infringe any patent rights or other intellectual property rights of any third party (excluding Supplies manufactured solely under the Patents or Information licensed by E-Tek under the Licensing Agreement).

          b. Walsin shall indemnify and hold E-Tek, its directors, shareholders, officers, employees, attorneys, agents, subsidiaries and affiliates (the "Indemnitees") harmless from and against any loss, cost, liability or expense (including reasonable attorneys' fees) relating to any claim (excluding only claims made solely against the Patents or Information licensed by E-Tek under the Licensing Agreement) that the sale, use, manufacture, integration and/or lease of the Supplies infringes any patent rights or other intellectual property rights of any third party. The Indemnitee receiving any such claim shall notify Walsin. Walsin shall be permitted, at Walsin's expense, to participate in the defense thereof with counsel of Walsin's own choosing. The Indemnitees shall provide reasonable assistance to Walsin in the defense of any such claim.

     8.  Product Warranties. Walsin warrants to E-Tek, for the shorter of either
         ------------------
eighteen months from the date of delivery of a Supply to E-Tek or twelve months from the date E-Tek's customer receives a Supply, that such Supply will be free from defects in materials, design and workmanship, and shall conform to the applicable specifications as agreed by E-Tek. This warranty is subject to proper installation, operation and maintenance of the Supplies, and shall not apply to any Supplies which have been damaged after delivery to E-Tek, or misused, altered, disassembled or serviced by any person other than Walsin. Warranty claims shall be made in writing. Walsin's obligation under this warranty is, at E-Tek's option, to repair, replace or correct any such defect or nonconformity, or to remove the Supply and refund the purchase price. Any defective or nonconforming Supply or parts thereof shall be shipped to Walsin's principal offices with freight and insurance prepaid by Walsin. Replacement Supplies shall be warranted as set forth above. Defective or nonconforming Supplies that are repaired or serviced by Walsin shall be warranted as provided in this section for either the remainder of the original warranty period or ninety days after such Supplies are redelivered to E-Tek, whichever is later. Walsin makes no warranties with respect to items not manufactured by Walsin and, to the extent lawful, assigns to E-Tek any manufacturer's warranties attached to such items. EXCEPT AS EXPRESSLY STATED ABOVE, WALSIN DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     9.  Limitation of Liability. IN NO EVENT SHALL WALSIN HAVE ANY LIABILITY TO
         -----------------------
E-TEK UNDER ANY CAUSE OF ACTION FOR ANY SPECIAL, INDIRECT OR

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CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS)
THAT RELATE IN ANY WAY WHATSOEVER TO THIS AGREEMENT, WHETHER OR NOT WALSIN HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED
REMEDY.

     10.  Notices. Any notice required or permitted to be given hereunder shall
          --------
be in writing, unless otherwise provided herein, shall be delivered either by overnight mail or by facsimile, and shall be addressed as follows:

     If to Walsin:                              If to E-Tek:

               Walsin Lihwa Corporation                  E-Tek Dynamics, Inc.
               12th Floor                                1885 Lundy Avenue
               117 Section 3                             San Jose, CA 95131
               Ming Sheng East Road                      Fax: 408.432.8550
               Taipei, Taiwan
               Fax: 886.2.514.1653

     Any notice given as aforesaid shall be deemed to have been effectively given and received (i) if sent by overnight mail, on the date of such delivery, or, (ii) if sent by facsimile, on the date of transmission. Either party may change its respective address of service or facsimile number by written notice given as provided above.

     11.  Relationship of Parties. Walsin and E-Tek are separate and distinct
          -----------------------
entities, and nothing contained in this Agreement, nor the performance of anything contemplated hereby, shall be deemed or construed to constitute such parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

     12.  Indemnities. Walsin and E-Tek shall each indemnify, defend and hold
          -----------
harmless the other against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies that such other party shall incur or suffer by reason of any breach of any representation, warranty or other term of this Agreement by the indemnifying party.

     13.  Construction of Agreement. Walsin and E-Tek each agree that any
          -------------------------
statute, rule or doctrine regarding the interpretation of contracts against a particular party, including California Civil Code Section 1654, shall not apply to this Agreement.

     14.  Attorneys' Fees. If any legal action is brought for the enforcement of
          ----------------
this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

     15.  Arbitration. Any and all disputes, claims or controversies, whether of
          ------------
law or fact and of any nature whatsoever, arising from, respecting, or relating to, this Agreement shall be decided through binding arbitration. If E-Tek initiates the arbitration, then such arbitration shall be conducted in Taipei, Taiwan in accordance with the rules of the Commercial Arbitration Association

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of Taiwan. If Walsin initiates the arbitration, then such arbitration shall be conducted in San Jose, California in accordance with the rules of the American Arbitration Association. Any controversy concerning whether an issue is arbitratable shall be determined by the arbitrator, but such arbitrator may not limit, expand or otherwise modify the terms of this Agreement. The parties, their respective representatives, and the arbitrator shall, unless otherwise required by applicable law or ordinance, hold the existence, content, and result of the arbitration in confidence. The arbitrator shall be able to decree any and all relief of an equitable or legal nature, subject to the limitations on liability provided in this Agreement. The decree or judgment of an award rendered by the arbitrator shall be conclusive and binding, and may be entered in any court having jurisdiction thereof. The parties may engage in discovery, and the arbitrator may decide all discovery disputes. The arbitrator shall give effect to the applicable statutes of limitations in determining any claim. The fees and expenses of the arbitrator shall initially be split evenly between the parties, and each party shall initially bear its own costs in any arbitration proceeding; provided, however, that the arbitrator shall award the prevailing party its reasonable attorneys' fees and costs (including the fees and expenses of the arbitrator) incurred therein. The institution and maintenance of any civil action for judicial relief or for a provisional or ancillary remedy shall not constitute a waiver of the right of either party to submit the dispute to arbitration.

     16.  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of New York (excluding laws and principles relating to the conflict of laws), as if made, executed and performed within that State.

     17.  Confidentiality.
          ----------------

          a. "Confidential Information" as used herein shall mean all confidential information of one party ("Discloser") that has been, is, or may hereafter be, disclosed to or obtained by the other party ("Recipient"), and shall include but not be limited to Discloser's (i) business, development and marketing plans and/or proposals, (ii) customer lists, (iii) prices (except where publicly disclosed) and pricing strategies, (iv) research, (v) training methods, (vi) inventions, processes and specifications, (vii) compilations of information (including without limitation studies, records, reports, drawings, memoranda, drafts and any other related information), (viii) trade secrets and any and all other proprietary information whether embodied in Discloser's products or otherwise, and, (ix) any and all other ideas, concepts, strategies, suggestions and recommendations relating without limitation to any of the foregoing or to any products or services offered or developed, or to be developed or proposed to be developed by Discloser. Recipient acknowledges and agrees that Discloser is the owner of all such Confidential Information, any and all copies thereof, and any and all copyrights, trade secrets, patents, trademarks, and other intellectual property rights therein or associated therewith.

          b. To come within the protections of this Agreement, any information or data of Discloser (i) must be reasonably believed by Discloser to contain Confidential Information at the time of disclosure; (ii) if in writing, must be stamped "Confidential" or contain some other similar designation at the time of disclosure; or, (iii) if disclosed orally or if embodied in any component or device, must be identified as constituting Confidential Information at the time of disclosure, and such identification must thereafter be confirmed in a writing sent to Recipient within ten business days of such disclosure.

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          c.  For a period of five (5) years following disclosure to it of any of Discloser's Confidential Information, Recipient shall not, without first obtaining Discloser's written consent, (i) disclose such Confidential Information or any portion thereof to any person, firm, corporation or other entity, (ii) attempt to or assist others to develop, produce, market or sell any product based on or utilizing such Confidential Information, (iii) make any other use of such Confidential Information in any way or for any purpose, or,
(iv) reverse engineer, decompile or disassemble any of Discloser's products, or any portion thereof.

          d. Recipient agrees that all Confidential Information disclosed by Discloser to Recipient in tangible form is and shall remain Discloser's property, shall not be copied by Recipient without Discloser's prior written consent, and shall be returned to Discloser (along with any copies) immediately upon request therefor or upon the termination of this Agreement, whichever is first to occur.

          e. Notwithstanding any other provision in this Paragraph, Recipient will not be liable under this Agreement for the disclosure of any of Discloser's Confidential Information if such Confidential Information (i) is already known to Recipient at the time of its disclosure without any wrongful conduct on Recipient's part, (ii) is or becomes publicly known other than through a breach by Recipient of any agreement with Discloser, (iii) is received by Recipient from a third party if that third party has not violated the terms of any agreement or understanding with Discloser, or (iv) is required to be disclosed by law and Recipient has taken all reasonable steps to protect the confidentiality of such Confidential Information.

          f. Recipient acknowledges that a remedy at law for any breach of this Paragraph would not be adequate relief, and therefore agrees that Discloser shall be entitled to injunctive relief in case of any such breach or threatened breach by Recipient.

          g. Notwithstanding any other provision hereof, the parties agree that no license, by implication or otherwise, is granted under this Agreement or through any disclosure contemplated hereby.

     18.  Severability. If any term or provision of this Agreement shall be held
          -------------
invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision shall be valid to the fullest extent permitted by law.

     19.  Headings. The paragraph headings contained in this Agreement are for
          --------
reference only, and shall not be construed as substantive parts of the Agreement.

     20.  Entire Agreement: Modification: Waiver. This Agreement constitutes the
          --------------------------------------
entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party to be charged.

     21.  Binding Effect: Assignment. This Agreement shall be binding on and
          ---------------------------
shall inure to the benefit of the parties and their respective representatives, successors and permitted assigns:

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provided, however, that, except for transfers made by operation of law, or as provided in subparagraph 26.a.(iii), no party shall have the right to transfer or assign any rights or obligations under this Agreement without first obtaining the other party's written consent. Any attempted assignment in violation of this provision shall be void.

     22.  Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall constitute an original and all of which shall be one and the same instrument.

     23.  Further Assurances. Each party agrees to execute and deliver such
          -------------------
other and further documents, and perform such other and further acts, as are or may become necessary or convenient to effectuate and carry out the intent and purposes of this Agreement.

     24.  Survival Of Provisions. The respective rights, duties and obligations
          ----------------------
of the parties pursuant to paragraphs 7, 8, 12, 14-17, and 26, among others, shall survive any expiration or termination of this Agreement.

     25.  Time of Essence. Time shall be of the essence of this Agreement.
          ---------------

     26.  Conditions Precedent.
          ---------------------

          a. This Agreement and all rights and obligations hereunder are subject to the satisfaction of the following conditions precedent:

                    (i) E-Tek and Walsin shall have agreed upon the Business Plan (as defined in the JV agreement between the parties).

                    (ii) Walsin shall have assigned completely to JV, and JV shall have accepted from Walsin, all of Walsin's rights, licenses, duties and obligations under the Licensing Agreement, and JV shall have agreed to assume all the same; it being understood and agreed that no licenses or rights under the Licensing Agreement shall thereafter remain in Walsin.

                    (iii) Walsin shall have assigned completely to JV, and JV shall have accepted from Walsin, all of Walsin's rights, duties and obligations under this Agreement, and JV shall have agreed to assume all the same; it being understood and agreed that no rights under this Agreement shall thereafter remain in Walsin.

                    (iv) E-Tek shall have entered into a distributorship agreement with either Walsin, or an affiliate or designee thereof that is acceptable to E-Tek, to develop demand for and sell certain of E-Tek's products nonexclusively in the People's Republic of China and, after January 1, 1999, exclusively in Taiwan.

                    (v) All governmental approvals that are necessary for the formation of JV and all related agreements (including the Taiwanese governmental approval of E-Tek and its investor-designees as foreign investors) shall have been obtained, and such approvals shall not be conditioned upon, or materially alter or affect, this Agreement, JV or any related agreement.

          b. All of the foregoing conditions precedent must occur by June 18, 1998, (except for item 26.a.(iv), which must occur by March 3, 1998, and item 26.a.(i) which must occur by March

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13, 1998) or else this Agreement becomes null and void. The parties shall engage in good faith discussions to attempt to satisfy the foregoing conditions precedent; however, neither party is obligated to conclude the Business Plan or any agreement(s) relating to the proposed formation of the JV, or to continue any discussions. No obligations shall arise under this Agreement unless and until the Business Plan is finalized by the stated due date to the satisfaction of each party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

    WALSIN LIHWA CORPORATION                         E-TEK DYNAMICS, INC.

By: /s/ Yu-Chi Chiao                             By: /s/ Michael J. Fitzpatrick
   -------------------------                         ---------------------------
   Yu-Chi Chiao,                                     Michael J. Fitzpatrick
   President                                         President and CEO

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